Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of our report dated June 30, 2008 relating to the financial statements and supplemental schedule of The Unitil Corporation Tax Deferred Savings and Investment Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007 included in this Form 11-K, into the Company’s previously filed Registration Statement on Form S-8 (File No. 333-42266).

/s/ Vitale, Caturano & Company, Ltd.

Boston Massachusetts

June 30, 2008